PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
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(Unaudited; dollars in thousands)


                                                      June 30,      December 31,
                                                        1997           1996
                                                     ----------     ------------



Short-term debt ................................     $  195,900        66,500
Current portion of long-term debt ..............         48,500        38,200
Long-term debt .................................        602,800       554,600
                                                     ----------     ---------

     Total debt ................................        847,200       659,300
Minority interests in subsidiaries .............         90,400        85,500
Common shareholders' equity ....................      2,634,900     2,755,900
                                                     ----------     ---------

     Total capitalization ......................     $3,572,500     3,500,700
                                                     ==========     =========




Ratio of total debt to total capitalization ....           23.7%         18.8%
                                                     ==========     =========